Exhibit 10.5

CALL OPTION AGREEMENT

between

ProQR Therapeutics N.V.

as the Company

and

Stichting Continuity ProQR Therapeutics

as the Foundation

Dated September     , 2014

relating to the granting of a call option to the Foundation for preferred shares in the share capital of ProQR Therapeutics N.V.

TABLE OF CONTENTS

1	DEFINITIONS AND INTERPRETATION	4

1.1	Definitions	4
1.2	Interpretation	6

2	CALL OPTION	7

2.1	Granting of Call Option	7
2.2	Exercise of Call Option	7
2.3	Exercise Price	7
2.4	Financing of the Exercise Price	8
2.5	Issue of Preferred Shares	8

3	PREFERRED SHARES ISSUED UNDER THE CALL OPTION	9

3.1	Exit	9
3.2	Restrictions	10
3.3	Exercise of rights attached to Preferred Shares	10
3.4	Inquiry rights	11

4	COSTS AND EXPENSES AND INSURANCE	11

4.1	Reimbursed of costs and expenses	11
4.2	Lump sum payments	12
4.3	Repayment	12
4.4	Insurance	13

5	MISCELLANEOUS PROVISIONS	13

5.1	Confidentiality and disclosure	13
5.2	Notices	14
5.3	Variation of share capital	14
5.4	Further action	15
5.5	Power of attorney	15
5.6	No implied waiver	15
5.7	Amendment	15
5.8	Invalidity	15
5.9	No rescission	16
5.10	No transfer, assignment or encumbrance	16
5.11	Term and termination	16

6	GOVERNING LAW AND JURISDICTION	17

6.1	Governing law	17
6.2	Jurisdiction	17

Annex A—Exercise Notice

CALL OPTION AGREEMENT

THIS AGREEMENT IS MADE ON SEPTEMBER     , 2014 BETWEEN

1.	ProQR Therapeutics N.V., a limited liability company, having its corporate seat in Leiden (address: Darwinweg 24, 2333 CR Leiden, trade register number: 54600790) (the “Company”).

2.	Stichting Continuity ProQR Therapeutics, a foundation, having its corporate seat in Leiden (address: Darwinweg 24, 2333 CR Leiden, trade register number: 61435775) (the “Foundation”).

WHEREAS

A.	The objects of the Foundation are to promote and protect the interests of the Company, of the business connected with it and of its stakeholders, including in particular the relevant patient populations, shareholders and employees, and repressing possible influences which could be a Threat.

B.	The Parties wish to realise a situation in which the Foundation can delay, mitigate or prevent the acquisition or expansion of influence and/or control over the Company which the Foundation considers to be, or reasonably expects to lead to, a Threat. The Parties believe that having a protective measure in place would generally be in the best interests of the Company, of the business connected with it and of its stakeholders, including in particular the relevant patient populations, shareholders and employees.

C.	Prior to the execution of the Deed of Amendment, the Company (at that time still being a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid)) has provided a gift/grant to the Foundation which the Parties expect to be sufficient, as at the date hereof, to satisfy an Exercise Price as described in Article 2.3.2.

D.	On 15 September 2014 and subject to the execution of the Deed of Amendment, the General Meeting has resolved to grant to the Foundation the right to subscribe for a number of Preferred Shares under the terms of this Agreement. The Deed of Amendment has been executed on September , 2014.

E.	In furtherance of the Foundation’s objects and in view of the above considerations, the Company wishes to grant the Call Option to the Foundation.

NOW HEREBY AGREE AS FOLLOWS

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

1.1.1	In this Agreement the following definitions shall apply:

Agreement	This call option agreement.

Article	An article of this Agreement.

Articles of Association	The Company’s articles of association, as they may read from time to time.

Bank Account	The bank account kept by the Company with ABN AMRO Bank with the following details: IBAN number: NL26ABNA0424856212 SWIFT/BIC code: ABNANL2A

Business Day	A day, other than a Saturday or a Sunday, on which banks are generally open for the conduct of normal business in Amsterdam, the Netherlands, and New York, United States of America.

Call Option	The Foundation’s right to subscribe for Preferred Shares as described in Article 2.1.

DCC	The Dutch Civil Code.

Deed of Amendment	The deed of amendment to the Company’s articles of association prepared by NautaDutilh N.V. and bearing the reference 82039122 M 12444334 (unofficial English translation bearing the reference 82039122 M 12022423).

Exercise Notice	A notice to exercise the Call Option on a specific occasion, substantially in accordance with the template attached to this Agreement as annex A.

Exercise Price	The aggregate amount to be paid on the relevant Preferred Shares to be issued to the Foundation pursuant to an exercise of the Call Option.

General Meeting	The Company’s general meeting of shareholders.

Management Board	The Company’s management board.

Maximum Number	The maximum number of Preferred Shares that may be issued under the Company’s authorised share capital as included in the Articles of Association at the time of an exercise of the Call Option.

Party	A party to this Agreement.

Preferred Share	A preferred share in the Company’s capital.

Share	Any share, of whichever class, in the Company’s capital.

Stock Exchange	Any of the following (including, for the avoidance of doubt, the NASDAQ Global Market):

	a.	a regulated market or multilateral trading facility as defined in Section 1:1 of the Dutch Financial Supervision Act; or

	b.	a system comparable with a regulated market or multilateral trading facility as referred to in paragraph a. which operates in a state which is not a Member State of the European Union or the European Economic Area.

Subsidiary	A subsidiary of the Company within the meaning of Section 2:24a DCC.

Supervisory Board	The Company’s supervisory board.

Threat	A possible threat to the strategy, continuity, independence and/or identity of the Company or the business connected with it which could be considered to be contrary to the interests of the Company, the business connected with it and its stakeholders, including in particular the relevant patient populations, shareholders and employees.

Voting Rights	The voting rights attached to Preferred Shares held by the Foundation.

White Knight Financing	The white knight financing made available to the Foundation by a reputable bank or other credit institution selected by the Foundation in consultation with the Company, with a view to paying an Exercise Price or the relevant part thereof.

1.2	Interpretation

1.2.1	References to statutory provisions are to those provisions as they are in force from time to time.

1.2.2	Terms that are defined in the singular have a corresponding meaning in the plural.

1.2.3	Words denoting a gender include each other gender.

1.2.4	No provision of this Agreement shall be interpreted adversely against a Party solely because that Party was responsible for drafting that particular provision.

1.2.5	Although this Agreement has been drafted in the English language, this Agreement pertains to Dutch legal concepts. Any consequence of the use of English words and expressions in this Agreement under any law other than Dutch law shall be disregarded.

1.2.6	The words “include”, “included” and “including” are used to indicate that the matters listed are not a complete enumeration of all matters covered.

1.2.7	The titles and headings in this Agreement are for construction purposes as well as for reference. No Party may derive any rights from such titles and headings.

2	CALL OPTION

2.1	Granting of Call Option

2.1.1	The Company hereby grants the Call Option to the Foundation and the Foundation hereby accepts the Call Option from the Company.

2.2	Exercise of Call Option

2.2.1	The Call Option is continuous in nature and can be exercised repeatedly and on more than one occasion, each time that the Foundation considers, or reasonably expects, there to be a Threat. The Call Option can be exercised in whole or in part. The Call Option can be exercised exclusively by the Foundation.

2.2.2	For the avoidance of doubt, the exercise of the Call Option on a specific occasion shall not impede the exercise of the Call Option on another occasion, irrespective of whether any Preferred Shares acquired by the Foundation pursuant to such previous exercise of the Call Option are still, or are no longer, held by the Foundation at the time of a subsequent exercise of the Call Option (provided in each case that the Call Option cannot be exercised for a number of Preferred Shares exceeding the Maximum Number, without prejudice to Article 5.4.1).

2.2.3	The Foundation can exercise the Call Option by sending an Exercise Notice to the Company, specifying the number of Preferred Shares in respect of which the Call Option is exercised on that occasion (which number shall not exceed the Maximum Number, without prejudice to Article 5.4.1).

2.3	Exercise Price

2.3.1	The Exercise Price shall be 25% of the total nominal value of the Preferred Shares to be issued to the Foundation pursuant to the exercise of the Call Option on the relevant occasion. The Company may not call for payment of the remaining 75% of the total nominal value of any such Preferred Shares until at least two years have elapsed following the issue of such Preferred Shares and, in that case, only after the Company has given a reasonable notice period of at least one month to the Foundation with respect to any such call for payment.

2.3.2	The Foundation shall pay the Exercise Price in Euro-denominated cash to the Bank Account upon the Call Option being exercised on that occasion, to the extent such Exercise Price is not satisfied (in whole or in part) as described in Article 2.4.4 paragraph a. or b. This payment shall be financed by the Foundation as described in Article 2.4.

2.4	Financing of the Exercise Price

2.4.1	The Foundation shall use its best efforts to have sufficient cash and/or readily available financing at its disposal from time to time to pay the Exercise Price that must be paid in case of an exercise of the Call Option, in the form of White Knight Financing, by means of one or more gifts/grant and/or loans granted by the Company with due observance of Article 2.4.2, by any other appropriate means, or by any combination of the foregoing.

2.4.2	In addition to the gift/grant described in recital C, the Foundation may request the Company whether the Management Board, with the approval of the Supervisory Board, would agree to provide the Foundation with such further cash amounts or an undertaking to provide the Foundation with such further cash amounts, by means of a gift/grant and/or as a loan on reasonable commercial terms to be agreed between the Foundation and the Company with due observance of Section 2:98c DCC, or otherwise, such that the Foundation can comply with its undertaking under Article 2.4.1. Any cash received by the Foundation pursuant to this Article 2.4.2 shall be used exclusively to pay an Exercise Price as described in Article 2.3.2. For the avoidance of doubt, the previous sentence applies also to the gift/grant received by the Foundation as described in recital C.

2.4.3	The Management Board shall inform the Foundation as soon as practicable following the receipt of a request as referred to in Article 2.4.2 whether it wishes to facilitate such request and whether the Supervisory Board has approved this.

2.4.4	Before the Foundation exercises the Call Option on a specific occasion, the Foundation may request the Company whether the Management Board, with the approval of the Supervisory Board, would agree to resolve that the Exercise Price to be paid in connection with such exercise of the Call Option (with due observance of the restrictions under the Articles of Association and Dutch law) shall be satisfied in whole or in part:

a.	by charging the Exercise Price (or part thereof) against the Company’s reserves; and/or

b.	by the Company providing the Foundation with a cash amount, either by means of a gift/grant or as a loan on reasonable commercial terms to be agreed between the Foundation and the Company with due observance of Section 2:98c DCC, for an amount equal to the Exercise Price (or part thereof), which the Foundation shall use exclusively to pay the Exercise Price (or the relevant part thereof) as described in Article 2.3.2.

2.4.5	The Management Board shall inform the Foundation within three Business Days following the receipt of a request as referred to in Article 2.4.4 whether it wishes to facilitate such request and whether the Supervisory Board has approved this. If so, the Management Board shall also inform the Foundation which part of the Exercise Price the Management Board has determined to be satisfied as described in Article 2.4.4, as well as the method(s) to be used for this purpose.

2.4.6	The Company shall be entitled to repayment by the Foundation of any payment made by the Company (irrespective of whether the payment was made as a gift/grant or a loan or otherwise) pursuant to Articles 2.4.1 through 2.4.5 (or any part thereof):

a.	upon repayment being demanded by the Company with the Foundation’s consent;

b.	upon repayment being demanded by the Company to the extent that, following such repayment, the White Knight Financing available to the Foundation would be sufficient for the Foundation to comply with its undertaking under Article 2.4.1;

c.	upon termination of this Agreement in accordance with Article 5.11; or

d.	when Shares, depositary receipts for Shares, or other securities issued by the Company are not, or no longer, admitted to trading on any Stock Exchange.

2.4.7	An amount to be repaid pursuant to Article 2.4.6 shall never exceed the financial funds of the Foundation at the time of the repayment obligation arising, less the aggregate amount of the Foundation’s obligations at that time (apart from the repayment obligation).

2.5	Issue of Preferred Shares

2.5.1	Upon an exercise of the Call Option in accordance with Article 2.2 and subject to the receipt by the Company of the payment referred to in Article 2.3.2, the relevant number of Preferred Shares are considered to have been issued to the Foundation immediately and without further actions being required. In this respect, the relevant Exercise Notice shall constitute the issuance of the Preferred Shares by the Company represented for this purpose by the Foundation under the power of attorney referred to in Article 5.5.

3	PREFERRED SHARES ISSUED UNDER THE CALL OPTION

3.1	Exit

3.1.1	Ultimately after the Foundation has held Preferred Shares for a period of two years (or such later date which the Foundation deems appropriate under the facts and circumstances at hand), the Foundation may request, by means of a notice to that effect, that the Company consider to procure, as soon as practicable, the proposal of a resolution to the General Meeting to cancel all Preferred Shares in accordance with article 11.2 of the Articles of Association.

3.1.2	Without prejudice to Article 3.1.1, if and for as long as the Foundation holds Preferred Shares, the Foundation may request at any time, by means of a notice to that effect, that the Company consider to procure, as soon as practicable, the convening and holding of a General Meeting to discuss and, if appropriate, resolve on any relevant matter in relation to the Preferred Shares.

3.2	Restrictions

3.2.1	The Call Option cannot be transferred or encumbered in any way whatsoever.

3.2.2	Under no circumstances will the Foundation transfer or encumber any of the Preferred Shares held by it, unless it concerns a transfer of Preferred Shares to the Company or a Subsidiary designated by the Company.

3.2.3	Under no circumstances will the Foundation issue depositary receipts for, or transfer in any way whatsoever the economic entitlement to, any of the Preferred Shares held by it.

3.2.4	The Foundation can only grant a power of attorney to any party other than the Company in order to exercise the Foundation’s rights as a holder of Preferred Shares if:

a.	such power of attorney is not continuous in nature;

b.	the Foundation explicitly instructs the attorney-in-fact how to exercise its rights under such power of attorney;

c.	the holder of such power of attorney does not have the right of substitution within the meaning of Section 3:63 DCC; and

d.	such power of attorney is governed by Dutch law.

3.3	Exercise of rights attached to Preferred Shares

3.3.1	In the pursuit of the objects of the Foundation as specified in its articles of association, the Foundation will act independently from the Company, its stakeholders and its Subsidiaries.

3.3.2	The Foundation has full autonomy and discretionary authority in exercising the Voting Rights and the other rights attached to the Preferred Shares held by it (or in making the choice not to exercise those rights), provided that all acts of the Foundation must be aimed at achieving its objects as described in its articles of association.

3.4	Inquiry rights

3.4.1	In accordance with Section 2:346(2) DCC, the Foundation is hereby granted the authority to submit a request with the Enterprise Chamber of the Amsterdam Court of Appeals to initiate an inquiry into the policy and the affairs of the Company within the meaning of Section 2:345 DCC.

4	COSTS AND EXPENSES AND INSURANCE

4.1	Reimbursed of costs and expenses

4.1.1	The Company shall reimburse the Foundation for all reasonable costs and expenses incurred by the Foundation, including:

a.	the compensation and reimbursement of out-of-pocket expenses of the directors of the Foundation;

b.	the costs and expenses for taking out and maintaining directors’ and officers’ liability insurance for the benefit of the Foundation’s directors;

c.	commitment fees in connection with the White Knight Financing;

d.	interest payments to be made by the Foundation in connection with the White Knight Financing (to the extent that the obligation to pay such interest cannot be covered by means of dividend distributions on Preferred Shares held by the Foundation);

e.	advisors’ and auditors’ fees incurred by the Foundation;

f.	costs and expenses relating to the registration of the Foundation with the Dutch trade registry;

g.	any legal fees incurred by the Foundation (or reimbursed by the Foundation to its directors) as a result of legal proceedings:

i.	being initiated by or against the Foundation in connection with the pursuit of the Foundation’s corporate objects (including the operation of this Agreement); or

ii.	being initiated against the Foundation’s directors in connection with the exercise of their tasks and duties as directors of the Foundation,

provided that such legal fees are limited to a reasonable amount determined by the Company on each occasion in consultation with the Foundation; and

h.	any costs and expenses (and taxes, if any) which will become due by the Foundation upon an exercise of the Call Option (without prejudice to Article 4.1.2).

4.1.2	The Company shall not reimburse the Foundation for any Exercise Price which the Foundation will become due to the Company (without prejudice to Articles 2.4.2 through 2.4.5) upon an exercise of the Call Option.

4.2	Lump sum payments

4.2.1	In order to preserve and protect the Foundation’s independence, the Company shall make an annual lump sum payment to the Foundation as soon as practicable after the Company has received a copy of the Foundation’s adopted annual accounts pertaining to the previous financial year. In relation to the period between the Foundation’s incorporation and the adoption of the Foundation’s first annual accounts, the Company shall make a lump sum payment to the Foundation as soon as practicable after execution of this Agreement.

4.2.2	The amount of a lump sum payment referred to in Article 4.2.1 shall be determined by the Company so as to provide the Foundation with sufficient funds to cover its costs and expenses described in Article 4.1.1 paragraphs a. through g. for the upcoming three financial years and, at the request of the Foundation, the costs and expenses which are reasonably expected to be incurred by the Foundation if it exercises the Call Option as described in Article 4.1.1 paragraph h.

4.2.3

In the event that the Foundation, in its sole discretion, reasonably expects that its financial means will be insufficient to meet its obligations as they will mature in the upcoming year, the Foundation shall promptly inform the Company accordingly, providing the details and basis of such expectation and requesting the Company to make an additional lump sum payment to the Foundation in order to cover the expected shortfall. The Company shall then promptly make the requested payment, unless the Company can demonstrate that the Foundation’s expectation is unfounded.

4.3	Repayment

4.3.1	The Company shall be entitled to repayment by the Foundation of any payment made by the Company pursuant to Articles 4.1 or 4.2, or any part thereof:

a.	upon repayment being demanded by the Company with the Foundation’s consent;

b.	upon termination of this Agreement in accordance with Article 5.11; or

c.	when Shares, depositary receipts for Shares, or other securities issued by the Company are not, or no longer, admitted to trading on any Stock Exchange.

4.3.2	An amount to be repaid pursuant to Article 4.3.1 shall never exceed the financial funds of the Foundation at the time of the repayment obligation arising, less the aggregate amount of the Foundation’s obligations at that time (apart from the repayment obligation).

4.3.3	If the Foundation, in its sole discretion, at any time considers that its financial funds exceed the amount of financial funds reasonably required by the Foundation in order to remain solvent and to fulfil the Foundation’s objectives, the Foundation shall promptly inform the Company thereof and shall repay the excess to the Company.

4.4	Insurance

4.4.1	The Company or, failing which, the Foundation, shall take out and maintain adequate directors’ and officers’ liability insurance for the benefit of the Foundation’s directors.

5	MISCELLANEOUS PROVISIONS

5.1	Confidentiality and disclosure

5.1.1	Subject to Articles 5.1.1 and 5.1.2, each Party shall keep confidential any confidential information concerning this Agreement, any exercise of the Call Option, the other Party and, in relation to the Company, its Subsidiaries.

5.1.2	A Party may only disclose information concerning this Agreement, any exercise of the Call Option, the other Party and, in relation to the Company, its Subsidiaries to the extent that:

a.	this is required under applicable laws or regulations, Stock Exchange requirements and/or best practice provisions of a corporate governance code and/or by any competent authority;

b.	it concerns a disclosure to the Party’s professional advisers or (actual or potential) parties who might provide White Knight Financing (or their advisors), subject to a duty of confidentiality and only to the extent necessary for any lawful purpose; or

c.	such information has already become public knowledge at the date of such disclosure, other than through the improper disclosure by either Party.

5.1.3	Any disclosure of information allowed under Article 5.1.2 shall, to the extent a delay in such disclosure would be legally permissible, only be made by a Party after consultation with the other Party about the timing and content of such disclosure.

5.2	Notices

5.2.1	All notices given under this Agreement shall be given by electronic means or in writing and, in the latter case, shall be sent by courier service or by registered mail (with a copy of such notice being sent in advance by e-mail). All such notices shall be addressed as follows:

a.	if to the Company:

ProQR Therapeutics N.V.

c/o Management Board

Darwinweg 24

2333 CR Leiden

The Netherlands

E-mail addresses:	ddeboer@proqr-tx.com
rbeukema@proqr-tx.com

With a copy to:

NautaDutilh N.V.

c/o C.J.C. de Brauw

Strawinskylaan 1999

1077 XV Amsterdam

The Netherlands

b.	if to the Foundation:

Stichting Continuity ProQR Therapeutics

Darwinweg 24

2333 CR Leiden

The Netherlands

E-mail address:	pbouw@planet.nl
jkleyn@jonesday.com

5.3	Variation of share capital

5.3.1	In the event of a variation of the composition of the Company’s issued share capital, including as a result of a Share split, a reverse Share split, or a redenomination of the nominal value of any Shares, the Call Option shall be automatically adjusted accordingly to the extent such variation affects or pertains to the Preferred Shares.

5.4	Further action

5.4.1	The Company shall use its best efforts to procure that its authorised share capital as included in its Articles of Association shall at all times allow for an issuance of such number of Preferred Shares as equals the total number of Shares that form the Company’s issued share capital at any given time, minus the number of Preferred Shares already held by the Foundation at that time (if any).

5.4.2	Without prejudice to Article 5.4.1, if at any time after the execution of this Agreement any further action is necessary or desirable in order to implement this Agreement, each Party shall take all such actions as may reasonably be requested from it by the other Party.

5.5	Power of attorney

5.5.1	Each Party hereby grants an irrevocable power of attorney to the other Party, with full right of substitution, to perform on its behalf all acts necessary for or conducive to implement this Agreement. This power of attorney also extends to the performance of acts of disposition (beschikkingshandelingen). Each Party may act as counterparty of the other Party when acting under this power of attorney.

5.6	No implied waiver

5.6.1	Nothing shall be construed as a waiver under this Agreement unless a document to that effect has been signed by the Parties or a notice to that effect has been given.

5.6.2	The failure of a Party to exercise or enforce any right under this Agreement shall not constitute a waiver of the right to exercise or enforce such right in the future.

5.7	Amendment

5.7.1	No amendment to this Agreement shall have any force or effect unless it is in writing and signed by both Parties.

5.8	Invalidity

5.8.1	In the event that a provision of this Agreement is null and void or unenforceable (either in whole or in part):

a.	the remainder of this Agreement shall continue to be effective to the extent that, given this Agreement’s substance and purpose, such remainder is not inextricably related to the null and void or unenforceable provision; and

b.	the Parties shall make every effort to reach agreement on a new provision which differs as little as possible from the null and void or unenforceable provision, taking into account the substance and purpose of this Agreement.

5.9	No rescission

5.9.1	To the extent permitted by law, the Parties hereby waive their rights to - partially or wholly - rescind or nullify, or to demand the rescission, nullification or amendment of, this Agreement on any grounds whatsoever.

5.10	No transfer, assignment or encumbrance

5.10.1	No Party may transfer, assign or encumber its contractual relationship, any of its rights or any of its obligations under this Agreement without the prior written consent of the other Party.

5.11	Term and termination

5.11.1	This Agreement shall remain in full force for an indefinite period.

5.11.2	The Foundation may not terminate this Agreement, except in case of a material breach by the Company which has not been remedied within 30 days following a written demand by the Foundation to that effect.

5.11.3	The Company may not terminate this Agreement as long as the Foundation holds Preferred Shares. In all other circumstances, the Company may terminate this Agreement by means of a notice to the Foundation with due observance of a three months’ notice period, provided that the Company shall require the approval of the Supervisory Board before it terminates the Agreement in this manner.

5.11.4	In any event, the Company has the right to terminate this Agreement when Shares, depositary receipts for Shares, or other securities issued by the Company are not, or no longer, admitted to trading on any Stock Exchange.

5.11.5	As a result of the termination of this Agreement, the Call Option shall be considered to have lapsed automatically and, to the extent necessary, the Foundation shall be considered to have waived the Call Option and all of its rights thereunder.

6	GOVERNING LAW AND JURISDICTION

6.1	Governing law

6.1.1	This Agreement shall be governed by and construed in accordance with the laws of the Netherlands.

6.2	Jurisdiction

6.2.1	The Parties agree that any dispute in connection with this Agreement or any agreement resulting therefrom shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam.

(signature page follows)

Signature page to the Call Option Agreement

ProQR Therapeutics N.V.
Name:
Title:

Stichting Continuity ProQR Therapeutics
Name:
Title:

Annex A - Exercise Notice

To:	ProQR Therapeutics N.V.
c/o Management Board
Darwinweg 24
2333 CR Leiden
The Netherlands

With a copy to:

NautaDutilh N.V.
c/o C.J.C. de Brauw
Strawinskylaan 1999
1077 XV Amsterdam
The Netherlands

From:	Stichting Continuity ProQR Therapeutics
Darwinweg 24
2333 CR Leiden
The Netherlands

[Date], [place].

Dear Sirs,

Reference is made to the call option agreement entered into between ProQR Therapeutics N.V. and Stichting Continuity ProQR Therapeutics on September     , 2014 (the “Agreement”). Capitalised words and expressions used below have the meanings ascribed to them in the Agreement.

This is an Exercise Notice relating to the Call Option. The undersigned hereby exercises the Call Option because it [considers/reasonably expects] there to be a Threat.

The Call Option is hereby exercised with respect to [number] Preferred Shares (which number does not exceed the Maximum Number). In accordance with Article 2.5 of the Agreement, this Exercise Notice constitutes the issuance of the Preferred Shares referred to in the previous sentence by the Company represented for this purpose by the Foundation.

Yours sincerely,

Stichting Continuity ProQR Therapeutics